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                                                                    Exhibit 99.2

State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215



September 2, 2003

Mr. Gregory M. Shepard
Chairman, President and Secretary
State Auto Financial Acquisition Corporation
980 North Michigan Avenue
Chicago, Ill. 60611


Sir:

      I am directed by the Board of Directors of State Auto Financial Corporation (STFC) to respond to your letter of Aug. 21, 2003. This is to inform you that the STFC Board, meeting yesterday, has unanimously determined to recommend to shareholders that they reject your proposed tender offer of Aug. 20, 2003, on the recommendation of a Special Independent Committee of outside directors, who also acted unanimously.

      The Special Independent Committee sought and received independent legal advice.

      The STFC Board acted after being advised of the action of the Board of State Automobile Mutual Insurance Company (SAM), which as you know owns 66.9 percent of the shares of STFC. The SAM Board, meeting earlier in the day, also unanimously rejected your proposals, and specifically rejected taking those actions by SAM which were required to meet the conditions of your offer.

      STFC, its Board, and its Special Independent Committee have complied with all legal requirements in responding to the demands of your letter.

                                          Sincerely,

                                          /s/ Robert H. Moone
                                          Chairman and Chief Executive Officer